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Exhibit 99.1

Contact:

Nancy Etheredge, 402-222-6214
Media Relations
nancy.etheredge@firstdatacorp.com

FIRST DATA SUES VISA FOR ANTI-COMPETITIVE CONDUCT

        DENVER—November 6, 2002—First Data Corp. (NYSE:FDC), a global leader in electronic commerce and payment services, on November 5, 2002, filed a counter suit against Visa alleging anti-competitive and monopolistic practices that limit competition, innovation and choice in the payments industry. Visa filed suit against First Data in April, attempting to block the expansion of processing credit card transactions through First Data Net, and in August added a ban on all private arrangements—an arrangement to provide efficient direct connections to authorize or to clear and settle transactions outside of VisaNet.

        "For many years, Visa's rules allowed for private arrangements. But, when First Data began testing the first such meaningful arrangement, Visa abruptly changed the rule to prohibit all such innovations," said Eula L. Adams, senior executive vice president of First Data. "Visa has a track record of changing the rules when a rule no longer is in their best interest. In fact, Visa's Chairman, Carl Pascarella, has publicly stated his view: if a rule is hurting us, change the rule."

        First Data Net enables direct connections between merchant acquirers and card issuing banks, eliminating unnecessary detours in the payment process. Currently, Visa requires payments to go through its own network—even if a payment can be processed securely and more directly between a merchant and a card-issuing bank. First Data Net is simply an expansion of the low-cost, secure processing services First Data has delivered to the marketplace for more than 30 years.

        "The suit that Visa filed against First Data in April 2002, and Visa's subsequent decision to completely ban all private arrangements, are efforts to stifle a competitive challenge—not to protect the payment system as Visa alleges," added Adams. "First Data's effort to defend against this suit is an effort to allow competition in the marketplace that leads to innovation and broader choices for everyone. We feel strongly that in order to challenge the status quo and move the industry forward, we cannot accept Visa's anti-competitive and monopolistic actions."

About First Data

        First Data Corp. (NYSE: FDC), with global headquarters in Denver, Colorado (USA) powers the global economy. As the leader in electronic commerce and payment services, First Data serves approximately 2.8 million merchant locations, 1,400 card issuers and millions of consumers, making it easier, faster and more secure for people and businesses to buy goods and services using virtually any form of payment. With 28,000 employees worldwide, the company provides credit, debit, smart card and stored-value card issuing and merchant transaction processing services; Internet commerce solutions; Western Union® money transfers and money orders; and check processing and verification services throughout the United States, United Kingdom, Australia, Canada, Mexico, Spain and Germany. Its money transfer agent network includes approximately 135,000 locations in more than 190 countries and territories. For more information, please visit the company's Web site at www.firstdata.com.

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  Exhibit 99.1